EXHIBIT 99.2
                                                                   ------------


December 12, 2006


Mr. Greg Young
Co-Chief Operating Officer
The Penn Traffic Company
P.O. Box 4737 Syracuse, NY 13221

Dear Greg:

On behalf of The Penn Traffic Company Board of Directors, it is my pleasure to offer you the position of Executive Vice President - Chief Operating Officer reporting directly to the President & Chief Executive Officer. Your employment in this capacity will begin immediately. While this letter is not a contractual agreement, it does contain the major elements of our offer to you.

     1. SALARY: Your starting salary will be $400,000 per year with, a performance and salary review within the first six months of employment in this role. 2. MANAGEMENT PERFORMANCE INCENTIVE PROGRAM (BONUS): 60% of your base salary at 100% of Plan and increasing to twice (120%) that amount for exceeding Plan.

     3.    CHANGE IN CONTROL: See attached document.

     4. EQUITY: You will participate in the Company plan and receive stock commensurate with your position at the time the plan is executed for the management team. Additionally you will receive 50,000 Shares of Phantom Stock based on the Stock price on the day you formally accept the Board of Directors offer of this position (e.g. if the Shares are trading at $15.00 per share on the effective date and increase to $20.00 per share on May 1, 2009, the Company would pay you $250,000 ($5.00 per share x 50,000 shares).

     5. BOARD OF DIRECTORS: a seat on the Board of Directors is included in this offer.



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Page 2
Greg Young
December 12, 2006


It is important to reiterate that this letter is an offer of employment and in no way should be construed to be an employment contract for a definite term. Employment at The Penn Traffic Company is at will, subject to termination by the Company or you at any time.

Greg, we look forward to working with you in your new capacity. If you have any questions regarding this offer or the position, please contact me directly.


Sincerely,

/s/ John Burke
John Burke
Chairman, Compensation Committee
Member, Board of Directors
The Penn Traffic Company

Enclosure: Change in Control Agreement


cc: Robert Kelly, Chairman, Board of Directors
    Robert Panasuk, President & Chief Executive Officer




As agreement with the terms of this letter, please sign one copy of this letter and retain a second copy for your files. Please return the original to my attention ____________________________, 2006.




I, Greg Young, accept this offer of employment on this 12th day of December, 2006.


/s/ Greg Young
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(Signature)